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EXHIBIT 21.1


                         Subsidiaries of the Registrant
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         Kanakaris InternetWorks, Inc., a Delaware corporation, is a wholly-owned subsidiary of our company. Desience Corporation, a California Corporation, is a wholly-owned subsidiary of Kanakaris InternetWorks, Inc. Fast Forward Marketing, Inc. is a wholly-owned subsidiary of our company. None of Kanakaris InternetWorks, Inc., Desience Corporation or Fast Forward Marketing, Inc. does business under any other names.